EXHIBIT 99.5

SCHEDULE V

CRUM & FORSTER HOLDING INC.

Valuation and Qualifying Accounts

Years Ended December 31, 1999, 2000 and 2001
(In thousands)

		Balance	Charges to	Charges to						Balance
		at beginning	costs and	other						at end
Period	Description	of period	expenses	accounts		Other		Deductions		of period

1999	Reserve for uncollectible premiums	$19,469		2,051	(c)			(3,431	)(a)	$18,089
2000	Reserve for uncollectible premiums	$18,089		1,655	(c)	250	(d)	(1,139	)(a)	$18,855
2001	Reserve for uncollectible premiums	$18,855		3,361	(c)			(957	)(a)	$21,259
1999	Reserve for uncollectible reinsurance	$41,438						(2,799	)(b)	$38,639
2000	Reserve for uncollectible reinsurance	$38,639	3,189					(628	)(b)	$41,200
2001	Reserve for uncollectible reinsurance	$41,200						(2,884	)(b)	$38,316

(a)	Primarily represents uncollectible premiums written off to the reserve.

(b)	Primarily represents uncollectible reinsurance recoverable balances written off to the reserve.

(c)	Primarily represents increases to the reserve for uncollectible premiums charged to earned premiums.

(d)	Seneca’s reserve at date of acquisition